Exhibit 4.3

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Forza X1, Inc. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, par value $0.001 per share (the “common stock”).

General

The following is a description of the material terms of our common stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”), and our Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Common Stock

We have 100,000,000 shares of common stock, par value $0.001 per share authorized.

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock.

Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The Certificate of Incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Corporation does not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act.

Anti-Takeover Provisions

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

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Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors. Our Certificate of Incorporation divides our board of directors into staggered three-year terms. In addition, our Certificate of Incorporation and our Bylaws provide that directors may be removed only for cause. Under our Certificate of Incorporation and our Bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Our Certificate of Incorporation and our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Special Meetings of Stockholders. Our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described in the prior three paragraphs.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and our Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

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●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Forza X1, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc. (also known as Direct Transfer LLC).

Trading Symbol and Market

Our common stock trades on The Nasdaq Capital Market under the symbol “FRZA.”

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